EXHIBIT 10.1
EQUITY AWARD NOTICE
RESTRICTED STOCK UNITS AWARD NOTICE

«FIRST_NAME» «MI» «LAST_NAME»
HAVERTY FURNITURE COMPANIES, INC.
780 JOHNSON FERRY ROAD, SUITE 800
ATLANTA, GA  30342

Pursuant to the terms and conditions of the Haverty Furniture Companies, Inc. 2004 Long-Term Incentive Plan (the “Plan”), on January 23, 2012, you were granted a restricted stock unit award (“RSU”) in the amount of «Number_Awarded» units.  Each RSU is equivalent to one share of common stock upon vesting.

Subject to your continued employment with the Company, your award will vest over four years in accordance with the following schedule:

25% vest on May 8, 2013
25% vest on May 8, 2014
25% vest on May 8, 2015
25% vest on May 8, 2016

Until vested, the units represented by this award are not entitled to receive cash dividends and do not have the right to vote. The restrictions governing this award will lapse immediately upon a change in control, death or permanent and total disability as defined in Section 2 of the Plan. Units not vested at retirement will be forfeited.  Please consult the 2004 Long-Term Incentive Plan Prospectus for a complete understanding of Havertys’ equity award program.

This is a summary of the award.  The grant agreement and Plan Prospectus are the authoritative source for all questions on awards made under the Plan.  You should log into your account with the Plan Administrator, Solium, to review and accept the agreement and complete the authorization of your grant by February 24, 2012.